UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Constellation Energy Partners LLC

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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JOHN R. COLLINS	Constellation Energy Partners LLC
Chairman of the Board	100 Constellation Way
Baltimore, Maryland 21202

Constellation Energy Partners LLC

100 Constellation Way

Baltimore, MD 21202

September 26, 2008

Dear Unitholder:

You are invited to attend our annual meeting of common unitholders to be held on Monday, November 3, 2008, at 8:00 a.m. local time at the Doubletree Hotel, Austin Room, 400 Dallas Street, Houston, Texas 77002. Enclosed is our 2007 Annual Report for your review.

At the annual meeting, common unitholders will be voting on the following business matters: the election of Class B managers and the ratification of our independent registered public accounting firm for 2008. Please consider the issues presented and vote your common units as promptly as possible.

Your vote is important. Whether or not you plan to attend the annual meeting, please complete your proxy card and return it to us to ensure that your vote is counted. If you hold your units through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your units.

Thank you for your continued support of Constellation Energy Partners.

Sincerely,

John R. Collins

Chairman of the Board

Constellation Energy Partners LLC

100 Constellation Way

Baltimore, MD 21202

Notice of Annual Meeting of Common Unitholders

To the Owners of Common Units of

Constellation Energy Partners LLC:

Our annual meeting of common unitholders will be held on Monday, November 3, 2008 at 8:00 a.m. local time at the Doubletree Hotel, Austin Room, 400 Dallas Street, Houston, Texas 77002 to:

1.	elect Class B managers;

2.	ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008; and

3.	transact any other business that properly comes before the meeting, or any adjournment thereof.

The board of managers recommends a vote “FOR” each of the Class B manager nominees and ratification of the independent registered public accounting firm.

We discuss the above business matters in more detail in the attached Proxy Statement.

Only holders of record of our common units at the close of business on September 12, 2008 will be entitled to vote.

Sean J. Klein

Secretary

September 26, 2008

Important Notice Regarding the Availability of Proxy Materials

for the Common Unitholder Meeting to Be Held on November 3, 2008:

The Proxy Statement and 2007 Annual Report are available at

www.constellationenergypartners.com/proxymaterials

Constellation Energy Partners LLC

Proxy Statement

QUESTIONS & ANSWERS ON VOTING PROCEDURES

Who is entitled to vote at the annual meeting, and how many votes do they have?

Holders of record of our common units who owned common units as of the close of business on September 12, 2008 may vote at the meeting. Each common unit has one vote. There were 21,938,342 common units outstanding on that date.

When were the enclosed solicitation materials first given to unitholders?

The enclosed Annual Report and proxy card, together with the Notice of Annual Meeting and Proxy Statement, were first sent, or given, to unitholders on or about September 26, 2008.

What is a quorum of unitholders?

A quorum is the presence at the annual meeting in person or by proxy of unitholders entitled to cast a majority of all the votes entitled to be cast. Since there were 21,938,342 common units outstanding on September 12, 2008, the presence of holders of 10,962,172 common units is a quorum. We must have a quorum to conduct the meeting.

How many votes does it take to pass each matter?

If a quorum of unitholders is present at the meeting, we need:

•	a plurality of all the votes cast to elect each Class B manager nominee; and

•	a majority of all the votes cast to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes count for purposes of determining the presence of a quorum. For all matters, abstentions and broker non-votes will not have any effect on the result of the vote.

How do I vote?

You must be present, or represented by proxy, at the annual meeting in order to vote your units. Since many of our common unitholders are unable to attend the meeting in person, we send proxy cards to all of our common unitholders. If you plan on attending the annual meeting in person and need directions to the meeting site, please contact Investor Relations at (410) 470-5619.

If my units are held in “street name” by my broker, will my broker vote my units for me?

If your units are held in a brokerage account, you will receive a full meeting package including a voting instructions form to vote your units. Your brokerage firm may permit you to provide voting instructions by telephone or by the Internet. Brokerage firms have the authority under rules to vote their clients’ unvoted units on certain routine matters. The matters covered by each proposal are considered routine matters under the rules of the NYSE Arca. Therefore, if you do not vote on either proposal, your brokerage firm may choose to vote for you or leave your units unvoted. We urge you to respond to your brokerage firm so that your vote will be cast in accordance with your instructions.

What is a proxy?

A proxy is another person you authorize to vote on your behalf. We solicit proxy cards that are used to instruct the proxy how to vote so that all common units may be voted at the annual meeting even if the holders do not attend the meeting.

How will my proxy vote my units?

If you properly sign and return your proxy card or voting instructions form, your units will be voted as you direct. If you sign and return your proxy card or voting instructions form but do not specify how you want your units voted, they will be voted “FOR” the election of each Class B manager nominee and “FOR” the ratification of the appointment of our independent registered public accounting firm. Also, you will give your proxies authority to vote, using their discretion, on any other business that properly comes before the meeting, including to adjourn the meeting.

How do I vote using my proxy card?

There are three steps.

1.	Vote on each of the matters as follows:

•	Item 1. The names of the Class B manager nominees are listed on your proxy card. Check the box “FOR” or “WITHHOLD” for each nominee; and

•	Item 2. Check the box “FOR,” or “AGAINST,” or “ABSTAIN” (to cast no vote).

2.	Sign and date your proxy card. If you do not sign and date your proxy card, your votes cannot be counted.

3.	Mail your proxy card in the pre-addressed, postage-paid envelope.

Please check the box on your proxy card if you plan to attend the annual meeting.

Can I vote by proxy even if I plan to attend the annual meeting?

Yes. If you vote by proxy and decide to attend the annual meeting, you do not need to fill out a ballot at the meeting, unless you want to change your vote.

Why might I receive more than one proxy card? Should I vote on each proxy card I receive?

First, you may have various accounts with us that are registered differently, perhaps in different names or with different social security or federal tax identification numbers. Second, you may also own units indirectly through your broker. Your broker will send you a proxy card or voting instructions form for these units. You should vote on each proxy card or voting instructions form you receive and mail it to the address shown on the proxy card or form.

How do I change my vote?

You may change your vote at any time before the annual meeting by:

•	notifying Sean J. Klein, Secretary, in writing at One Allen Center, 500 Dallas Street, Suite 3300, Houston, Texas 77002, that you are changing your vote; or

•	completing and sending in another proxy card or voting instructions form with a later date; or

•	attending the annual meeting and voting in person.

Who is soliciting my proxy, how is it being solicited, and who pays the cost?

Constellation Energy Partners LLC on behalf of the board of managers, through its managers, officers and employees, is soliciting proxies primarily by mail. However, proxies may also be solicited in person, by telephone or facsimile. We pay the cost of soliciting proxies.

MATTERS YOU ARE VOTING ON

Proposal No. 1: Election of Class B Managers

The board of managers consists of two Class A managers, who are elected by the Class A unitholder, and three Class B managers, who are elected by the common unitholders. Each of the three current Class B managers has been nominated by the board of managers for election as a Class B manager at the 2008 annual meeting to serve until the 2009 annual meeting of common unitholders or until their respective successors are elected and qualified. Each of the nominated Class B managers agrees to serve if elected. However, if for some reason one of them is unable to serve or for good cause will not serve, your proxies will vote for the election of another person nominated by the board of managers. Biographical information for each of the nominees and other information about them is presented beginning on page 4. The board of managers recommends a vote “FOR” each Class B manager nominee.

Proposal No. 2: Ratification of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for 2008

This proposal is to ratify our appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008. See Proposal No. 2 on page 23. The board of managers recommends a vote “FOR” this proposal.

Other Business Matters

The board of managers is not aware of any other business for the annual meeting. However:

•	if any of the persons nominated to serve as Class B managers are unable to serve or for good cause will not serve and the board of managers designates a substitute nominee,

•

if any unitholders’ proposal, which is not in this proxy statement or on the proxy card or voting instructions form pursuant to Rule 14a-8 or 14a-9 of the Securities Exchange Act of 1934, is presented for action at the meeting, or

•	if any matters concerning the conduct of the meeting are presented for action,

then unitholders present at the meeting may vote on such items. If you are represented by proxy, your proxy will vote your common units using his or her discretion.

PROPOSAL NO. 1: ELECTION OF CLASS B MANAGERS

Class B managers are elected each year at the Annual Meeting of Common Unitholders. All three of our current Class B members have been nominated to stand for re-election at the Annual Meeting. We encourage our manager nominees to attend our annual meetings to provide an opportunity for unitholders to communicate directly with managers about issues affecting our company. We anticipate that all manager nominees will attend the Annual Meeting.

At the Annual Meeting, our common unitholders will consider and act upon a proposal to elect three Class B managers to our board of managers to serve until the 2009 Annual Meeting of Common Unitholders. The persons named as proxies in the accompanying proxy card, who have been designated by our board of managers, intend to vote FOR the election of the manager nominees unless otherwise instructed by a unitholder in a proxy card.

Information concerning the three Class B manager nominees is set forth below.

Class B Manager Nominees

Name	Age	Position with Our Company	Manager Since
Richard H. Bachmann	55	Independent Manager	2006
Richard S. Langdon	58	Independent Manager	2006
John N. Seitz	56	Independent Manager	2006

Richard H. Bachmann is a member of our board of managers and our audit, compensation and nominating and governance committees and is the chairman of our conflicts committee. Mr. Bachmann joined EPCO Inc., a privately held company, in 1999 as Executive Vice President, Chief Legal Officer and Secretary. Prior to joining EPCO Inc., Mr. Bachmann served as a partner in the law firms of Snell & Smith P.C. from 1993 to 1998 and Butler & Binion from 1988 to 1993. Mr. Bachmann currently serves as a director and as Executive Vice President, Chief Legal Officer and Secretary of various affiliates of EPCO Inc., including Enterprise Products GP, LLC, the general partner of Enterprise Products Partners L.P., a publicly traded midstream energy company, and EPE Holdings LLC, the general partner of Enterprise GP Holdings L.P., a publicly traded midstream energy holding company. Mr. Bachmann also serves as a director and as President and Chief Executive Officer of the general partner of Duncan Energy Partners L.P., a publicly traded midstream energy company and also an affiliate of EPCO Inc.

Richard S. Langdon is a member of our board of managers and our compensation, conflicts and nominating and governance committees and is the chairman of our audit committee. Mr. Langdon is also currently the President and Chief Executive Officer of Matris Exploration Company and Sigma Energy Ventures, LLC, each of which is a privately held exploration and production company. From 1997 until 2002, Mr. Langdon served as Executive Vice President and Chief Financial Officer of EEX Corporation, a publicly traded exploration and production company that merged with Newfield Exploration Company in 2002. Prior to that, Mr. Langdon held various positions with the Pennzoil Companies from 1991 to 1996, including Executive Vice President—International Marketing—Pennzoil Products Company; Senior Vice President—Business Development—Pennzoil Company; and Senior Vice President—Commercial & Control—Pennzoil Exploration & Production Company. Mr. Langdon also serves as a director of Gasco Energy, Inc., a publicly traded exploration and production company.

John N. Seitz is a member of our board of managers and our audit and conflicts committees and is the chairman of our compensation and nominating and governance committees. Mr. Seitz is also currently Vice Chairman of the Board of Endeavour International Corporation, a publicly traded oil and gas exploration and production company which he founded in February 2004 and served as co-Chief Executive Officer until September 2006. Prior to founding Endeavour International Corporation, Mr. Seitz served as Chief Executive Officer, President and Chief Operating Officer of Anadarko Petroleum Corporation from January 2002 to March

2003, and prior to being named Chief Executive Officer, President and Chief Operating Officer, Mr. Seitz was the Chief Operating Officer and President of Anadarko Petroleum Corporation beginning in 1999. Mr. Seitz also served as Anadarko Petroleum Corporation’s Executive Vice President, Exploration and Production and as a member of its board of directors from 1997 to 1999. Mr. Seitz also serves as a director for ION Geophysical Corporation, a publicly traded provider of seismic products and services and for Elk Resources, Inc., a privately held oil and gas company with operations in the Rocky Mountain region.

Managers Designated by the Class A Unitholder

Constellation Energy Management Partners, LLC, or CEPM, as the sole owner of our Class A units, is entitled to elect two members to the board of managers voting as separate class. This right can be eliminated only upon a proposal submitted by or with the consent of our board of managers and the vote of the holders of not less than 66   2/3% of our outstanding common units.

The names and certain additional information with respect to each of the two members of the board of managers designated by CEPM are set forth below. Although CEPM has already designated the following persons as its nominees to the board of managers, CEPM has informed us that these persons will be officially elected and become members of the board of managers as of the date of the Annual Meeting to serve a one-year term or until their successors are duly elected and qualified or until their earlier death, resignation or removal. The members of the board of managers designated by CEPM have consented to be named in this proxy statement.

Name	Age	Position with Our Company	Manager Since
John R. Collins	51	Chairman of the Board	2006
Andrew C. Kidd	45	Manager	2008

John R. Collins is Chairman of our board of managers. Mr. Collins also serves as Executive Vice President and Chief Financial Officer of Constellation Energy Group, Inc., or Constellation, positions that he has held since July 2007 and May 2007, respectively. Mr. Collins also serves as a member of Constellation’s Management Committee. Prior to serving in his current positions, Mr. Collins was a Senior Vice President of Constellation from January 2004 to July 2007 and Constellation’s Chief Risk Officer from December 2001 until January 2008. Mr. Collins was also Managing Director—Finance and Treasurer of Constellation Power Source Holdings, Inc. from January 2000 to December 2001. From February 1997 to December 2001, Mr. Collins served as the senior financial officer of Constellation Energy Commodities Group, Inc., or CCG. Mr. Collins currently serves as the Chairman of the Board of the Committee of Chief Risk Officers, an energy industry association of risk management professionals.

Andrew C. Kidd has been a member of our board of managers since May 2008. Mr. Kidd also serves as Deputy General Counsel of Constellation, a position he has held since October 2007, as Vice President and General Counsel of CCG, a position he has held since August 2004 and as Vice President and General Counsel of Constellation Energy Resources, positions he has held since February 2008 and October 2007, respectively. From March 2004 to August 2004, Mr. Kidd was Senior Vice President and Deputy General Counsel of El Paso Corporation. Prior to serving in that position, he was the General Counsel of El Paso Merchant Energy Group.

Required Vote; Recommendation of the Board of Managers

Class B managers are elected by a plurality of the votes cast, assuming a quorum is present. Abstentions and broker non-votes have no effect on this proposal, except they will be counted as having been present for purposes of determining the presence of a quorum.

THE BOARD OF MANAGERS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE FOR THE ELECTION OF EACH OF THE BOARD OF MANAGERS’ CLASS B MANAGER NOMINEES. IF NOT OTHERWISE SPECIFIED IN PROXY CARDS, THE PROXIES WILL VOTE UNITS FOR EACH OF THE BOARD OF MANAGERS’ NOMINEES.

Determination of Independence

A majority of our managers are required to be independent in accordance with NYSE Arca listing standards. For a manager to be considered independent, the board of managers must affirmatively determine that such manager has no material relationship with us. When assessing the materiality of a manager’s relationship with us, the board of managers considers the issue from both the standpoint of the manager and from that of persons and organizations with whom or with which the manager has an affiliation. The board of managers has adopted standards to assist it in determining if a manager is independent. A manager shall be deemed to have a material relationship with us and shall not be deemed to be an independent manager if:

•	the manager has been an employee, or an immediate family member of the manager has been an executive officer, of us at any time during the past three years;

•

the manager has received, or an immediate family member of the manager has received, more than $100,000 in any twelve-month period in direct compensation from us, other than manager and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), at any time during the past three years;

•

the manager has been affiliated with or employed by, or an immediate family member of the manager has been affiliated with or employed in a professional capacity by, a present or former internal or external auditor of us at any time during the past three years;

•

the manager has been employed, or an immediate family member of the manager has been employed, as an executive officer of another company where any of our present executives serve on that company’s compensation committee at any time during the past three years; or

•

the manager has been an executive officer or an employee, or an immediate family member of the manager has been an executive officer, of a company that makes payments to, or receives payments from, us for property or services in an amount that, in any single fiscal year, exceeds the greater of $200,000, or 5% of such other company’s consolidated gross revenues, at any time during the past three years.

The board of managers has determined that each of Messrs. Bachmann, Langdon and Seitz is independent under the NYSE Arca listing standards. In addition, the audit, compensation and nominating and corporate governance committees are composed entirely of independent managers in accordance with NYSE Arca listing standards, SEC requirements and other applicable laws, rules and regulations. Other than as set forth below, there are no transactions, relationships or other arrangements between us and our independent managers that need to be considered under the NYSE Arca listing standards in determining that such managers are independent.

We have sold natural gas from our properties in the Black Warrior Basin to an affiliate of EPCO Inc. in each of 2006 and 2007 and the six months ended June 30, 2008. Mr. Bachmann is an executive officer of EPCO Inc. As the sales did not exceed 2% of the consolidated gross revenues of EPCO Inc. at any time during those periods, the board of managers determined that the relationship was immaterial and did not impair Mr. Bachmann’s independence.

Corporate Governance

During 2007, the board of managers met ten times. Each manager attended at least 75% of the meetings of the board and at least 75% of the meetings of each committee on which he served.

The board of managers has adopted a policy that encourages each manager to attend the annual meeting of unitholders. All of our managers attended the 2007 Annual Meeting.

Committees of the Board of Managers

Audit Committee

As described in the audit committee charter, the audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent public accountants to audit our financial statements, including assessing the independent auditor’s qualifications and independence, and establishes the scope of, and oversee, the annual audit. The committee also approves any other services provided by public accounting firms. The audit committee provides assistance to the board in fulfilling its oversight responsibility to the unitholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of our internal audit function. The audit committee oversees our system of disclosure controls and procedures and system of internal controls regarding financial, accounting, legal compliance and ethics that management and our board of managers established. In doing so, it is the responsibility of the audit committee to maintain free and open communication between the committee and our independent auditors, the internal accounting function and management of our company.

The board of managers has determined that the chairman of the audit committee is an “audit committee financial expert” as that term is defined in the applicable rules of the SEC. The committee held five meetings in 2007. Mr. Langdon is Chairman, and Messrs. Seitz and Bachmann are members of the audit committee.

Compensation Committee

As described in the compensation committee charter, the compensation committee establishes and reviews general policies related to our compensation and benefits. The compensation committee determines and approves, or makes recommendations to the board of managers with respect to, the compensation and benefits of our board of managers. Information on the role of compensation consultants in determining and recommending the amount or form of manager compensation is provided under Compensation of Managers below. As discussed in Compensation Discussion and Analysis, our executive officers are compensated by CCG under the compensation policies of Constellation.

The committee held four meetings in 2007. Mr. Seitz is Chairman, and Messrs. Bachmann and Langdon are members of the compensation committee.

Conflicts Committee

Our board of managers has established a conflicts committee to review specific matters that the board believes may involve conflicts of interest, including transactions with related persons such as Constellation or its affiliates or our managers and executive officers. The conflicts committee determines if the resolution of the conflict of interest is fair and reasonable to our company. Our limited liability company agreement provides that members of the conflicts committee may not be officers or employees of our company, or directors, officers or employees of any of our affiliates, and must meet the independence standards for service on an audit committee of a board of directors as established by NYSE Arca and SEC rules. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to our company and approved by all of our unitholders. However, the board is not required by the terms of our limited liability company agreement to submit the resolution of a potential conflict of interest to the conflicts committee, and may itself resolve such conflict of interest if the board determines that (i) the terms of the related-person transaction are no less favorable to us than those generally being provided to or available from unrelated third parties or (ii) the transaction is fair and reasonable to us, taking into account the totality of the relationships between the parties involved. Any matters approved by the board in this manner will be deemed approved by all of our unitholders.

The committee held five meetings in 2007. Mr. Bachmann is Chairman, and Messrs. Seitz and Langdon are members of the conflicts committee.

Nominating and Corporate Governance Committee

As described in the nominating and governance committee charter, the nominating and governance committee nominates candidates to serve on our board of managers. The nominating and governance committee is also responsible for monitoring a process to review manager, board and committee effectiveness, developing and implementing our corporate governance guidelines, and otherwise taking a leadership role in shaping the corporate governance of our company.

The committee held four meetings in 2007. Mr. Seitz is Chairman, and Messrs. Bachmann and Langdon are members of the nominating and governance committee.

We maintain on our website, www.constellationenergypartners.com, copies of the charters of each of the committees of the board of managers (except the conflicts committee, which does not have a charter), as well as copies of our Corporate Governance Guidelines, Code of Ethics for Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, and Code of Business Conduct and Ethics. Copies of these documents are also available in print upon request of our Secretary. The Code of Business Conduct and Ethics provides guidance on a wide range of conduct, conflicts of interest and legal compliance issues for all of our managers, officers and employees, including the chief executive officer, chief financial officer and chief accounting officer. We will post any amendments to, or waivers of, the Code of Business Conduct and Ethics applicable to our Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer on our website.

In addition, the board of managers has designated the chairman of the nominating and corporate governance committee to act as its “Lead Manager.” In that capacity, the current chairman, Mr. Seitz, has the following duties and authority:

•	presiding at all board meetings where the Chairman of the board of managers is not present;

•	serving as a liaison between the Chairman of the board of managers and the independent managers;

•	approving (i) information sent to the board and (ii) agendas and meeting schedules for board meetings;

•	calling meetings of the non-management managers;

•	ensuring his availability for direct consultation upon request of a major unitholder;

•	chairing the executive session of non-management managers; and

•	serving as a contact for unitholder complaints, other than those involving auditing/accounting matters.

Interested parties may communicate directly with Mr. Seitz in his capacity as Lead Manager by writing to the Secretary, Constellation Energy Partners LLC, One Allen Center, 500 Dallas Street, Suite 3300, Houston, Texas 77002.

Executive Officers

The following sets forth information with respect to our current executive officers:

Stephen R. Brunner, age 49, has served as our President and Chief Executive Officer since March 2008 and our Chief Operating Officer since February 2008. He also serves as a Managing Director of CCG and as a non-voting advisory member of our board of managers. From 2001 until November 2007, Mr. Brunner served as Executive Vice President, Operations of Pogo Producing Company, an oil and gas exploration company.

Charles C. Ward, age 47, has served as our Chief Financial Officer and Treasurer since March 2008. Mr. Ward has also served as a Vice President of CCG since November 2005. Prior to that time, he was a Vice President of Enron North America Corp. from March 2000 to November 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our managers and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership of our equity securities and reports of changes in ownership of our equity securities with the SEC. Such persons are also required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and managers, we believe that during 2007, all Section 16(a) reporting persons complied with all applicable filing requirements in a timely manner.

Nominations for Manager

The board of managers seeks diverse candidates who possess the background, skills and expertise to make a significant contribution to the board of managers, us and our unitholders. Annually, the nominating and corporate governance committee reviews the qualifications and backgrounds of the managers, as well as the overall composition of the board of managers, and recommends to the full board of managers the slate of Class B manager candidates to be nominated for election at the next annual meeting of unitholders. The board of managers has adopted a policy whereby the nominating and corporate governance committee shall consider the recommendations of unitholders with respect to candidates for election to the board of managers and the process and criteria for such candidates shall be the same as those currently used by us for manager candidates recommended by the board of managers or management.

Our Corporate Governance Guidelines, a copy of which is maintained on our website, www.constellationenergypartners.com, include criteria that are to be considered by the nominating and corporate governance committee and board of managers in considering candidates for nomination to the board of managers. These criteria require that a candidate:

•	has the business and/or professional knowledge and experience applicable to us, our business and the goals and perspectives of our unitholders;

•	is well regarded in the community, with a long-term, good reputation for highest ethical standards;

•	has good common sense and judgment;

•	has a positive record of accomplishment in present and prior positions;

•	has an excellent reputation for preparation, attendance, participation, interest and initiative on other boards on which he or she may serve; and

•	has the time, energy, interest and willingness to become involved with us and our future.

A unitholder who wishes to recommend to the nominating and corporate governance committee a nominee for director for the 2009 Annual Meeting of Common Unitholders should submit the recommendation in writing to the Secretary, Constellation Energy Partners LLC, One Allen Center, 500 Dallas Street, Suite 3300, Houston, Texas 77002 so it is received by June 25, 2009 but not earlier than May 26, 2009.

Unitholder Communications

The board of managers has adopted a policy whereby any communications from our unitholders to the board of managers shall be directed to our Secretary, who shall (i) determine whether any of such communications are significant, and promptly forward significant communications to the board of managers, and (ii) keep a record of all unitholder communications that the Secretary deems not to be significant and report such communications to the board of managers on a periodic basis, but not less frequently than quarterly.

Any unitholder who wishes to communicate to the board of managers may submit such communication in writing to the Secretary, Constellation Energy Partners LLC, One Allen Center, 500 Dallas Street, Suite 3300, Houston, Texas 77002.

Related Person Transactions

Constellation owns a significant number of our units. As of September 12, 2008, CEPM owns all 447,721 of our Class A units, representing a 2% limited liability company interest in us, and all of the management incentive interests; Constellation Energy Partners Holdings, LLC, or CEPH, owns 5,918,894 common units, representing an approximate 26.4% limited liability company interest in us; and Constellation Holdings, Inc., or CHI, owns all of our Class D interests. Each of CEPM, CEPH and CHI is a wholly owned subsidiary of Constellation. As discussed in Committees of the Board of Managers—Conflicts Committee, either our board of managers or the board’s conflicts committee reviews all related person transactions.

Distributions and Payments to CCG, CEPH, CHI and CEPM

The following summarizes the distributions and payments made or to be made by us to CCG, CEPH, CHI and CEPM in connection with our ongoing operation and any liquidation of us.

Distributions of available cash to CEPM and CEPH	We will generally make cash distributions 98% to common unitholders, including CEPH, and 2% to CEPM in respect of its Class A units. In addition, if distributions exceed the Target Distribution (as defined in our limited liability company agreement) and certain other requirements are met, CEPM will be entitled in respect of its management incentive interests to 15% of distributions above the Target Distribution. For the six months ended June 30, 2008, none of these applicable requirements have been met, and, as a result, CEPM was not entitled to receive any management incentive interest distributions. For the third quarter 2007, we increased our distribution rate to $0.5625 per unit. This increase in the distribution rate commenced a management incentive interest vesting period under our limited liability company agreement. A cash reserve of $0.5 million has been established to fund future distributions on the management incentive interests.

Assuming we have sufficient available cash to pay the current quarterly distribution on all of our outstanding units for four quarters, but no distributions in excess of the full current quarterly distribution, CEPM would receive an annual distribution of approximately $1.0 million on its Class A units and CEPH would receive an annual distribution of approximately $13.3 million on its common units.

Distributions to CHI

For each full calendar quarter during the period commencing January 1, 2007 and ending on December 31, 2012 that the sharing arrangement in respect of the calculation of amounts payable to Torch Energy Royalty Trust for the non-operating net profits interest remains in effect, we will distribute to CHI, in respect of its Class D interests, approximately $0.3 million, as a partial return of the $8.0 million capital contribution made for the Class D interests, which payment will be made concurrently with the quarterly cash distribution to our common and Class A unitholders for that quarter. Unless the special distribution right has been terminated earlier, the Class D interests will be cancelled upon the payment of the final distribution of approximately $0.3 million to CHI for the quarter ending December 31, 2012. If the amounts payable by us to the Trust are not calculated based on the sharing arrangement through December 31, 2012, unless such change is approved in advance by our board of managers and our conflicts committee, the special distribution right for future quarters will terminate. In the case of such early termination, CHI will only have the right under specific circumstances upon our liquidation to receive the unpaid portion of the $8.0 million capital contribution that has not then been distributed to CHI in such special distributions. If the special distribution right is terminated during a quarter, the special distribution in respect of the Class D interests will be prorated for that quarter based upon the ratio of the number of days in such quarter prior to the effective date of such termination to 90.

In connection with the initiation of certain arbitration proceedings involving the Trust and amounts owed under the net profits interest, the special quarterly cash distribution with respect to the Class D interests was suspended for the three month periods ended March 31, 2008 and June 30, 2008.

The arbitration panel issued its final award in connection with those arbitration proceedings in July 2008, and it appears that amounts payable to the holder of the NPI will continue to be calculated based on the sharing arrangement. As a consequence, we intend, pursuant to our limited liability company agreement, to lift the suspension of and resume making quarterly cash distributions in respect of the Class D interests beginning with the special quarterly cash distribution for the three months ending September 30, 2008. Also pursuant to our limited liability company agreement, we intend to make a one-time special cash distribution of $666,666.66 in respect of our Class D interests for the quarterly periods ended March 31 and June 30, 2008. We expect to make this special cash distribution contemporaneously with the special quarterly cash distribution for the three months ending September 30, 2008.

To date, distributions of approximately $1.3 million have been paid to CHI, as holder of the Class D interests.

Payments to CEPM

Each quarter, CEPM charges us an amount for services provided to us pursuant to our management services agreement. This amount is agreed to annually and includes a portion of the compensation paid by CEPM and its affiliates to personnel who spend time on our business and affairs. The allocation of compensation expense for the chief executive officer, chief financial officer and chief accounting officer is fixed by agreement between the parties. The allocation of compensation expense for other personnel of CEPM and its affiliates is determined based on the percentage of time spent by such personnel on our business and affairs. The conflicts committee of our board of managers reviews at least annually the services to be provided by CEPM and the costs to be charged to us under the management services agreement and reviews the cost allocation quarterly. The conflicts committee also determines if the amounts to be paid by us for the services to be performed are fair to and in our best interests. During the year, the cost allocation may be adjusted upwards to reflect additional services provided by CEPM and its affiliates or downwards to reflect the transition of services to our employees. The costs charged to us under the management services agreement may be greater or less than the actual costs we would incur if the services were performed by an unaffiliated third party. For the year ended December 31, 2007, approximately $1.4 million in costs were accrued under this agreement.

Conversion of Class A units and management incentive interests	Generally, if the common unitholders vote to eliminate the special voting rights of the holder of our Class A units, the Class A units will be converted into common units on a one-for-one basis and CEPM will have the right to elect to convert its management incentive interests into common units at fair market value.

Should CEPM’s Class A units and its management incentive interests convert into common units, CEPM will receive cash distributions on its common units.

Liquidation	Upon our liquidation, the unitholders, including CEPH, as a common unitholder, CEPM, as the holder of the Class A units and CHI, as the holder of our Class D interests that are then outstanding, will be entitled to receive liquidating distributions according to their respective capital account balances.

Omnibus Agreement

At the closing of our initial public offering in November 2006, we entered into an omnibus agreement with CCG. Under the omnibus agreement, CCG indemnified us against certain liabilities relating to:

•

for a period of six years and 30 days after our initial public offering, any of our income tax liabilities, or any income tax liability attributable to our operation of our properties, in each case relating to periods prior to the closing of our initial public offering;

•	legal actions pending against Constellation or us at the time of our initial public offering;

•

events and conditions associated with the ownership by Constellation or its affiliates of the undivided mineral interest in certain of our properties in the Robinson’s Bend Field for depths generally below 100 feet below the base of the lowest producing coal seam; and

•

for a period of one year after our initial public offering, any miscalculation in the amount payable to the Trust in respect of the NPI for any period prior to the initial public offering, provided (i) that such miscalculation relates to amount(s) payable no more than four years prior to our initial public offering and (ii) the aggregate amount payable by CCG pursuant to this bullet point does not exceed $0.5 million.

Management Services Agreement

In connection with our initial public offering, we entered into a management services agreement with CEPM that governs our relationship with it regarding the following matters:

•	CEPM’s provision to us of certain supervisory and management services, including financial, acquisition and hedging and other risk management services; and

•	reimbursement of supervisory and management costs incurred by CEPM in performing services for us.

Financial, Acquisition and Other Services

Under the management services agreement, we may request that CEPM or its designee provide legal, accounting, audit, tax, financial and risk management services. Upon our request, CEPM will also provide us with engineering, geological, geophysical, property management and project management services.

CEPM may provide us with acquisition services upon our request, but is not obligated to do so. As a result, CEPM will have no commitment to offer us any particular E&P property, whether from CEPM or its other affiliates or a third party.

Competition

None of CEPM, Constellation, CCG or any of their affiliates will be restricted under the management services agreement from competing with us. CEPM, Constellation, CCG and any of their affiliates may acquire or dispose of any assets, including, among other things, oil and natural gas exploration and production properties, in the future without any obligation to offer us the opportunity to purchase those assets.

Reimbursement of Costs

Subject to the arrangements relating to acquisition services described above and as discussed further in Distributions and Payments to CCG, CEPH, CHI and CEPM—Payments to CEPM, CEPM will be entitled to be reimbursed on a quarterly basis for all supervisory and management costs incurred by it in performing services for us. These costs and expenses will be deducted from cash available for distribution to our unitholders. For 2007, these costs were approximately $1.4 million. For 2008, we expect these costs to not exceed approximately $3.4 million.

Review by Our Board of Managers

Our board of managers has the right to evaluate CEPM’s performance thereunder and, if considered desirable by our board of managers, arrange for third parties to provide some or all of the services to be provided pursuant to the management services agreement.

Standard of Care

In exercising its powers and discharging its duties under the management services agreement, CEPM is required to act in good faith, and is to exercise that degree of care, diligence and skill that a reasonably prudent advisor or manager, as the case may be, would exercise in comparable circumstances.

Indemnification

The management services agreement provides that, except arising out of our gross negligence, intentional misconduct or a breach of the agreement, CEPM must indemnify us for any damages, liabilities, costs and expenses (including reasonable attorneys’ fees) arising from the rendering of CEPM’s services under the management services agreement. We will indemnify CEPM for damages, liabilities, costs and expenses (including reasonable attorneys’ fees) arising from our gross negligence, willful misconduct or breach of this agreement.

Term and Termination

The management services agreement is in effect for continuous one-year terms, with each term ending on December 31. The management services agreement may be terminated by us or CEPM at any time and for any reason upon six months advance notice to the other party. To date, neither party has given notice to terminate the management services agreement.

Amendments

The management services agreement may not be amended without the prior approval of the conflicts committee of our board of managers if the proposed amendment will, in the reasonable discretion of our board of managers, adversely affect holders of our common units.

Trademark License

In connection with our initial public offering, Constellation granted a limited license to us for the use of certain trademarks in connection with our business. The license will terminate upon the elimination of the right of the holder or holders of our Class A units to elect the Class A managers pursuant to our limited liability company agreement. Constellation will indemnify us from any third-party claims alleging trademark infringement that may arise out of our use of the Constellation trademarks under the license.

Credit Support Fee Agreements

In connection with each of our acquisitions, Constellation entered into credit support agreements with us to provide guarantees to three banks that required credit support for certain financial derivatives. These guarantees were obtained because we did not own the assets at the time the derivatives were entered into and we could not use our existing reserve-based credit facility to provide collateral for the derivative transactions.

•

In March 2007, in connection with the EnergyQuest acquisition, we entered into a credit support fee agreement with Constellation under which Constellation guaranteed credit support up to $25 million for certain financial derivatives that we entered into with The Royal Bank of Scotland plc (“RBS”). This guarantee has been released.

•

In March 2007, in connection with the EnergyQuest acquisition, we entered into a credit support fee agreement with Constellation under which Constellation guaranteed credit support up to $11.5 million for certain financial derivatives that we entered into with BNP Paribas (“BNP”). This guarantee has been released.

•

In July 2007, in connection with the Amvest acquisition, we entered into a credit support fee agreement with Constellation under which Constellation guaranteed credit support up to $15.0 million for certain financial derivatives that we entered into with BNP. This guarantee has been released.

•

In August 2007, in connection with the Newfield acquisition, we entered into a credit support fee agreement with Constellation under which Constellation guaranteed credit support up to $10.0 million for certain financial derivatives that we entered into with BNP. This guarantee has been released.

•

In February 2008, in connection with the CoLa Acquisition, we entered into a credit support fee agreement with Constellation under which Constellation guaranteed credit support up to $8.5 million for certain financial derivatives that we entered into with BNP and Societe Generale. These guarantees have been released.

As of September 30, 2008, we expect to have paid Constellation $0.8 million for the credit support described above.

CoLa Acquisition

On March 31, 2008, we acquired 83 non-operated producing oil and natural gas wells in the Woodford Shale in the Arkoma Basin in Oklahoma from CoLa Resources LLC (“CoLa”) for $53.4 million, subject to purchase price adjustments (“CoLa Acquisition”). CoLa is an affiliate of Constellation. The transaction was reviewed and approved by our conflicts committee. In its review, the conflicts committee considered various economic factors (including historical and estimated future production, estimated proved reserves, future pricing estimates and operating cost estimates) regarding the transaction, and determined that the acquisition was fair and in our best interests. The 83 wells, located in Coal and Hughes Counties, Oklahoma, have an average gross working interest per well of 11.5% and an average net revenue interest per well of 9.2%. The acquired oil and natural gas reserves associated with the wells are 100% proved developed producing.

To fund the purchase of the CoLa Acquisition, we borrowed $53.0 million under its reserve-based credit facilities.

Upon the announcement of the CoLa Acquisition, we entered into derivative transactions to hedge a portion of the future expected production associated with these wells.

The total consideration paid was $51.3 million, which consisted of $51.2 million in cash and transaction costs and assumed liabilities of approximately $0.1 million, primarily associated with asset retirement obligations on the properties.

The preliminary purchase price allocation was based on evaluations of proved oil and natural gas reserves, discounted cash flows, quoted market prices and other estimates by management. The purchase price allocation related to the CoLa Acquisition is preliminary and subject to change, pending final valuation of the assets and liabilities acquired and any post-closing or title adjustments.

A post-closing adjustment occurred on July 29, 2008 to settle certain items including the revenue distributions and certain expenses associated with the oil and gas properties on or after the effective date of January 1, 2008. In addition, under the purchase agreement, we will have the right to assert, and CoLa will have the right to attempt to cure, any title defects to the acquired wells until July 31, 2009. CoLa’s post-closing payment obligations with respect to title defects and indemnities under the purchase agreement is secured, in part, by a guaranty from CCG delivered at closing. The maximum amount of the CCG guaranty is limited to (i) 20% of the purchase price, with respect to indemnity obligations, and (ii) with respect to title defect obligations, the amount of such title defects, such amount to be calculated as provided in the purchase agreement. The amount of CCG’s guaranty with respect to title defect obligations will decrease as title curative is received or CoLa receives proceeds of production from wellbores as to which payments of production proceeds had not commenced as of the closing date and which are attributable to periods prior to the effective time of the purchase agreement. Under certain circumstances, identified title defects may result in a purchase price adjustment.

Natural Gas Purchases

Beginning in September 2007, CCG began purchasing natural gas from us in the Cherokee Basin. The arrangement was reviewed by the conflicts committee of our board of managers. The committee found that the arrangement was fair to and in our best interests. Through July 31, 2009, we have an unconditional guarantee from Constellation for payment of up to $8 million for sales made to CCG. Through June 30, 2008, CCG paid us $8.7 million for natural gas purchases.

Constellation Merger Announcement

On September 18, 2008, Constellation and MidAmerican Energy Holdings Company announced that they have reached a tentative agreement in which MidAmerican will purchase all of the outstanding shares of Constellation and that the transaction is expected to close within nine months. Constellation reaffirmed to us on September 18, 2008 that they and their subsidiaries will continue to provide services to us under the management services agreement.

Audit Committee Report

The role of the audit committee of the board of managers is to assist the board of managers in its oversight of Constellation Energy Partners’ responsibility relating to: (i) the integrity of Constellation Energy Partners’ financial statements; (ii) compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; (iv) the performance of Constellation Energy Partners’ internal auditors and independent registered public accounting firm; (v) risk assessment; and (vi) risk management. We operate pursuant to a charter that was created by the board of managers in November 2006 and revised in November 2007, a copy of which is available on Constellation Energy Partners’ website at www.constellationenergypartners.com. Management of Constellation Energy Partners is responsible for the preparation, presentation and integrity of Constellation Energy Partners’ financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing Constellation Energy Partners’ financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The independent registered public accounting firm has free access to the audit committee to discuss any matters they deem appropriate.

In the performance of our oversight function, we have considered and discussed the audited financial statements with management and the independent registered public accounting firm. We also have discussed with the independent registered public accounting firm such firm’s audit of management’s assessment of the effectiveness of Constellation Energy Partners’ internal control over financial reporting. We rely without independent verification on the information provided to us and on the representations made by management and the independent registered public accounting firm. We have discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, we have received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and have considered whether the provision of non-audit services by the independent registered public accounting firm to Constellation Energy Partners is compatible with maintaining the independent registered public accounting firm’s independence and have discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based upon the reports and discussions described in this report, we recommended to the board of managers that the audited financial statements be included in Constellation Energy Partners’ Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

Richard S. Langdon, Chairman Richard H. Bachmann John N. Seitz

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our common units and Class A units by:

•	each unitholder known by us to be a beneficial owner of more than 5% of our outstanding units;

•	each of our managers and named executive officers; and

•	our managers and executive officers as a group.

The amounts and percentage of common units and Class A units beneficially owned are reported on the basis of the SEC rules governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, and/or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Percentage of total units beneficially owned is based on 22,386,063 units outstanding. Except as indicated by footnote, to our knowledge the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable. The address of all of our managers and executive officers is c/o Constellation Energy Partners LLC, 100 Constellation Way, Baltimore, Maryland 21202. Ownership amounts are as of September 12, 2008.

	Common Units Beneficially Owned		Class A Units Beneficially Owned		Percentage of Total Units Beneficially Owned
Name of Beneficial Owner	Number	Percentage	Number	Percentage	Percentage
Constellation Energy Group, Inc.(1)	5,918,894	27.0%	447,721	100%	28.4%
Constellation Energy Partners Holdings, LLC(2)	5,918,894	27.0%	447,721	100%	28.4%
Constellation Energy Partners Management, LLC(3)	—	—	447,721	100%	2.0%
GPS Partners LLC(4)	2,933,726	13.4%	—	—	13.1%
Kayne Anderson Capital Advisors, L.P.(5)	1,207,998	5.5%	—	—	5.4%
Lehman Brothers Holdings Inc.(6)	1,188,549	5.4%	—	—	5.3%
Richard H. Bachmann(7)	6,449	*	—	—	*
Stephen R. Brunner	—	—	—	—	—
John R. Collins	—	—	—	—	—
Andrew C. Kidd	—	—	—	—	—
Richard S. Langdon(7)	5,449	*	—	—	*
John N. Seitz(7)	5,449	*	—	—	*
Charles C. Ward	—	—	—	—	—
Felix J. Dawson(8)	—	—	—	—	—
Angela A. Minas(9)	—	—	—	—	—
All managers and executive officers as a group (7 persons)	17,347	*	—	—	*

*	Less than 1%

(1)

Constellation Energy Group, Inc., through its direct and indirect ownership of Constellation Enterprises, Inc., Constellation Holdings, Inc. and Constellation Power Source Holdings, Inc., is the ultimate parent company of Constellation Energy Partners Holdings, LLC and Constellation Energy Partners Management,

LLC and may, therefore, be deemed to beneficially own the Common Units held by Constellation Energy Partners Holdings, LLC and the Class A units held by Constellation Energy Partners Management, LLC. The address of Constellation Energy Group, Inc. is 100 Constellation Way, Baltimore, MD 21202.

(2)	Constellation Energy Partners Holdings, LLC is the parent company of Constellation Energy Partners Management, LLC and may, therefore, be deemed to beneficially own the Class A units held by Constellation Energy Partners Management, LLC. The address of Constellation Energy Partners Holdings, LLC is 100 Constellation Way, Baltimore, MD 21202.

(3)	The address of Constellation Energy Partners Management, LLC is 100 Constellation Way, Baltimore, MD 21202.

(4)	Based on Schedule 13G dated July 9, 2008, Brett S. Messing is the control person of GPS Partners LLC. The address of GPS Partners LLC is 2120 Colorado Ave. Suite 250, Santa Monica, California 90404.

(5)	Based on Schedule 13G dated July 23, 2008, these units are owned by investment accounts (investment limited partnerships, a registered investment company and institutional accounts) managed, with discretion to purchase or sell securities, by Kayne Anderson Capital Advisors, L.P., as a registered investment adviser. Kayne Anderson Capital Advisors, L.P. is the general partner (or general partner of the general partner) of the limited partnerships and investment adviser to the other accounts. Richard A. Kayne is the controlling shareholder of the corporate owner of Kayne Anderson Investment Management, Inc., the general partner of Kayne Anderson Capital Advisors, L.P. Mr. Kayne is also a limited partner of each of the limited partnerships and a shareholder of the registered investment company. Kayne Anderson Capital Advisors, L.P. disclaims beneficial ownership of the units reported, except those units attributable to it by virtue of its general partner interests in the limited partnerships. Mr. Kayne disclaims beneficial ownership of the units reported, except those units held by him or attributable to him by virtue of his limited partnership interests in the limited partnerships, his indirect interest in the interest of Kayne Anderson Capital Advisors, L.P. in the limited partnerships, and his ownership of common stock of the registered investment company. The address of Kayne Anderson Capital Advisors, L.P. is 1800 Avenue of the Stars, Second Floor, Los Angeles, California 90067.

(6)	Based on a Form 13F Holdings Report filed by Lehman Brothers Holdings Inc. for the quarter ended June 30, 2008. The address of Lehman Brothers Holdings Inc. is 745 Seventh Avenue, New York, New York 10019.

(7)	Includes unvested restricted Common Unit awards issued on March 1, 2008. The grant date fair value of each manager’s stock award was $75,000. These restricted Common Units will vest in full on March 1, 2009. The grant of restricted Common Units forfeits on a pro rata basis if service as a manager terminates prior to the vesting date of March 1, 2009.

(8)	Mr. Dawson served as an executive officer of our company as of the end of our last fiscal year. He served as our Chief Executive Officer and President until March 14, 2008 and resigned as a Class A manager and Chairman of the board of managers of our company effective May 2, 2008.

(9)	Ms. Minas served as an executive officer of our company as of the end of our last fiscal year. She resigned from the position of Chief Financial Officer, Chief Accounting Officer and Treasurer of our company effective March 14, 2008.

Executive Compensation

We were formed in February 2005 and did not begin operations until our acquisition of our initial properties in the Black Warrior Basin from Everlast in June 2005. To date, all of our current officers have been employees of Constellation or its affiliates, and they have received no additional compensation from us. CEPM will manage certain of our operations and activities through its officers and employees pursuant to the management services agreement under the direction of our board of managers and executive officers. As discussed in Distributions and Payments to CCG, CEPH, CHI and CEPM—Payments to CEPM, we will reimburse CEPM for direct and indirect general and administrative expenses incurred on our behalf, including the compensation of executive officers. We did not reimburse CEPM for the compensation of our executive officers that was paid by CCG for 2006. We reimbursed CEPM a fixed amount in 2007 for our Chief Executive Officer and Chief Financial Officer, as set forth in the table below. Our named executive officers for 2008, which includes Stephen R. Brunner, our current Chief Executive Officer, Chief Operating Officer and President and Charles C. Ward, our current Chief Financial Officer, are each expected to receive similar compensation in 2008.

The following table sets forth the compensation of our two named executive officers for 2007 for which we have reimbursed or will reimburse CEPM. No reimbursable compensation was paid in 2006.

Name and Principal Position	Annual Salary
Felix J. Dawson, Chief Executive Officer and President(1)	$150,000	(3)(4)
Angela A. Minas, Chief Financial Officer, Chief Accounting Officer and Treasurer(2)	$150,000	(3)(4)

(1)	Mr. Dawson served as our Chief Executive Officer and President until March 14, 2008.

(2)	Ms. Minas served as our Chief Financial Officer, Chief Accounting Officer and Treasurer until March 14, 2008.

(3)	Represents the fixed amount that we have agreed to pay for the services of these two named executive officers under the management services agreement and excludes the amount of any cash and non-cash incentive awards to such officers paid by CCG, which incentive award amount(s) we will not be required to reimburse CCG.

(4)	Our executive officers may participate in the benefit plans of Constellation and its affiliates. There are no CEP benefit plans under which such officers may participate.

Potential Payments Upon Termination or Change In Control

We do not have any contracts, agreements, plans or arrangements that provide for payments to the named executive officers in connection with any termination of such officers or a change in control of us.

Compensation Discussion and Analysis

We do not directly employ any of the persons responsible for managing our business. Our named executive officers are compensated by CCG under the compensation policies of Constellation. We reimburse CEPM for a portion of the compensation paid to our named executive officers by CCG pursuant to our management services agreement. The elements of Constellation’s and CCG’s compensation program are intended to provide a total compensation package designed to drive performance and reward contributions in support of the business strategies of Constellation and its affiliates. For 2008, we have agreed to reimburse Constellation and CCG under the management services agreement for $150,000 in base salary for each of our named executive officers. Any other compensation, bonus, benefits, incentives, perquisites and other personal benefits paid by Constellation or CCG to our named executive officers will not be reimbursed. During 2006, our named executive officers were not specifically compensated for time expended with respect to our business or assets. Accordingly, we are not presenting any compensation information for that year.

We have a compensation committee that consists of three managers who are all independent under the independence standards established by NYSE Arca and SEC rules. The compensation committee will establish and review general policies related to our compensation and benefits. The compensation committee will determine and approve, or make recommendations to the board of managers with respect to, the compensation and benefits of our Chief Executive Officer and our other executive officers. We currently intend to pay no additional remuneration to employees of Constellation and its affiliates who also serve as our executive officers, provided that this compensation policy could change from time to time.

The compensation committee is authorized to retain at company expense any compensation survey, reports on the design and implementation of compensation programs or other services of compensation experts or consultants that it may find necessary in designing, implementing or administering compensation programs. No such experts were retained in 2007 or were consulted in relation to our 2007 compensation of our named executive officers.

We have adopted a long-term incentive plan. This plan is intended to provide an incentive to our officers, key employees, consultants and managers and those of our affiliates. We expect that this plan will align the interests of those receiving grants with our intention to significantly increase the enterprise value of our company by allowing for increases in our quarterly distributions. This incentive program is expected to promote the expansion of our business via acquisitions and improved operational performance. Other than grants made to our independent managers in September 2007 and March 2008, no other grants have been issued to our managers and executive officers under the plan, and no performance targets, financial measures or operational targets associated with potential grants have yet been developed.

Compensation of Managers

Officers or employees of Constellation and its affiliates who also serve as our managers will not receive additional compensation for serving as our managers. Each manager will be indemnified by us for actions associated with being a manager to the full extent permitted under Delaware law.

In April 2007, our compensation committee retained Towers Perrin to benchmark our independent managers’ mix of compensation and amount of each element of compensation to the outside director compensation of various peer groups. Towers Perrin performed the benchmark study using the following benchmark groups:

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a peer group of 10 exploration and production companies, consisting of the following: Clayton Williams Energy Inc., Edge Petroleum Corp., Exploration Company of Delaware Inc., Gasco Energy Inc., GMX Resources Inc., Harvest Natural Resources Inc., McMoRan Exploration Co., Panhandle Oil and Gas Inc., Petroquest Energy Inc. and VAALCO Energy Inc.;

•	a general industry group of 326 publicly-traded companies with market capitalizations between $350 million and $1 billion; and

•

a peer group of 5 limited partnerships, consisting of the following: Atlas Energy Resources LLC, Copano Energy LLC, Crosstex Energy LP, Linn Energy LLC and Regency Energy Partners LP. Tower Perrin noted in its report that the companies in this peer group varied significantly in size.

Towers Perrin reported the results of its benchmarking study to the chairman of the committee, who shared the results with the other committee members.

In August 2007, our board of managers, based on recommendations from our compensation committee, approved the following changes to the independent manager compensation program:

•	Each independent manager will receive an annual restricted common unit award with a value of $75,000, to be granted as follows:

•	for the year 2007, granted as of September 14, 2007, such award vested on March 1, 2008 ; and

•

for years after 2007, to be granted as of March 1 of each year, such award to have a one-year vesting period and to be forfeited on a pro-rata basis if service as a manager terminates prior to the one-year vesting period.

The number of common units granted is computed based on the average closing price of our common units on the NYSE Arca for the 20 trading days through the date of grant, rounded to the nearest unit. Distributions on the restricted common units are made at the time such distributions are made to other holders of common units.

•	The chairman of the audit committee will receive an annual retainer of $10,000.

As a result, in 2007, independent, non-employee managers received the following compensation:

•	$40,000 annual retainer;

•	a common unit award with a value of $75,000, which is subject to pro rata forfeiture if board service ceases during the year;

•	$2,500 fee for each meeting of the board of managers and each committee meeting attended that occurs on a day when there is no board meeting.

•	reasonable travel expenses to attend meetings.

The independent manager who serves as the chair of the Audit Committee received an additional $10,000 cash retainer prorated for 2007 from the date of board of manager approval.

The following table sets forth a summary of the 2007 manager compensation:

Name	Fees Earned or paid in Cash $	Stock Awards $(1)	Option Awards $	Non Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Richard H. Bachmann	$60,000	$48,373	—	—	—	$1,002	$109,375
Richard S. Langdon	$65,000	$48,373	—	—	—	$1,002	$114,375
John N. Seitz	$60,000	$48,373	—	—	—	$1,002	$109,375

(1)	Represents the compensation expense recognized in 2007 pursuant to SFAS 123R relating to a restricted common unit award granted to each manager on September 14, 2007. The grant date fair value of each manager’s stock award was $75,000. At December 31, 2007, each independent manager held 1,781 unvested restricted common units.

(2)	All other compensation represents distributions received on unvested restricted common units.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of managers or compensation committee.

Compensation Committee Report

The compensation committee of the board of managers has reviewed and discussed the Compensation Discussion and Analysis beginning on page 19 with management. Based on such review and discussions, the compensation committee recommended to the board of managers that the Compensation Discussion and Analysis be included in this Proxy Statement.

John N. Seitz, Chairman

Richard H. Bachmann

Richard S. Langdon

PROPOSAL NO. 2: RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008

Vote Required; Recommendation of the Board of Managers

Approval of the proposal to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2008 requires the affirmative vote of a majority of the votes cast by holders of our common units present in person or by proxy at the meeting and entitled to vote, assuming a quorum is present. Abstentions and broker non-votes have no effect on this proposal, except they will be counted as having been present for purposes of determining the presence of a quorum.

Unitholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our limited liability company agreement or otherwise. We are submitting the selection of PricewaterhouseCoopers LLP to unitholders for ratification as a matter of good corporate governance. If this selection of auditor is not ratified by a majority of the outstanding units present in person or by proxy and entitled to vote at the Annual Meeting, the audit committee will reconsider its selection of auditor. We are advised that no member of PricewaterhouseCoopers LLP has any direct or material indirect financial interest in our company or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee. A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting. The representative will have the opportunity to make a statement if she desires to do so and to respond to appropriate questions.

THE BOARD OF MANAGERS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE FOR APPROVAL OF THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED IN PROXY CARDS, THE PROXY WILL VOTE UNITS FOR APPROVAL OF THIS PROPOSAL.

Fees

In connection with our initial public offering, in 2006 we engaged our principal accountant, PricewaterhouseCoopers LLP to audit our financial statements for the period from February 7, 2005 (inception) through December 31, 2005. PricewaterhouseCoopers also performed audit services for the fiscal years ended December 31, 2007 and 2006.

Audit Fees. The aggregate fees billed for the financial statement audit or services provided in connection with statutory or regulatory filings for the years ended 2007 and 2006 were $1,212,000 and $1,601,247, respectively.

Audit-Related Fees. The aggregate audit-related fees billed by PricewaterhouseCoopers for the years ended 2007 and 2006 were $496,491 and $313,495, respectively. The 2007 audit-related fees were billed in connection with the EnergyQuest and Newfield acquisitions and the 2006 audit-related fees were billed in connection with the initial public offering.

Tax Fees. The aggregate fees related to the preparation of K-1 statements for the years ended 2007 and 2006 were $535,000 and $235,000, respectively.

All Other Fees. There were no other fees billed by our principal accountant for the years ended 2007 and 2006 for services other than those described above.

Audit Committee Pre-Approval Policies and Practices

Prior to our initial public offering in November 2006, we were a wholly-owned subsidiary of Constellation and did not have a separate audit committee. Following our initial public offering, our audit committee must pre-approve any audit and permissible non-audit services performed by our independent registered public accounting firm. Additionally, the audit committee has oversight responsibility to ensure the independent registered public accounting firm is not engaged to perform certain enumerated non-audit services, including but not limited to bookkeeping, financial information system design and implementation, appraisal or valuation services, internal audit outsourcing services and legal services. In February 2007, the audit committee adopted an audit and non-audit services pre-approval policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent registered public accounting firm must be approved. Pursuant to the policy, the chairman of the audit committee has been delegated the authority to specifically pre-approve services, which pre-approval is subsequently reviewed with the committee.

SUBMISSION OF UNITHOLDER PROPOSALS AND MANAGER NOMINATIONS FOR NEXT YEAR

Proposals for 2009 Annual Meeting

Any unitholder who desires to include a proposal in the proxy statement for the 2009 annual meeting must deliver it so that it is received by May 26, 2009. However, if the date of the 2009 annual meeting is changed by more than 30 days from the date of the 2008 annual meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials.

For presentation at the next annual meeting of common unitholders, pursuant to our limited liability company agreement, any unitholder who wants to present a proposal at the 2008 annual meeting must deliver it so it is received by June 25, 2009, but not earlier than May 26, 2009. However, if the date of the 2009 annual meeting is changed so that it is more than 30 days earlier or more than 30 days later than November 3, 2009, any such proposals must be delivered not more than 120 days prior to the 2009 annual meeting and not less than the later of (1) 90 days prior to the 2009 annual meeting or (2) 10 days following the day on which we first publicly announce the date of the 2009 annual meeting.

These advance notice, informational and other provisions are in addition to, and separate from, the requirements that a unitholder must meet in order to have a proposal included in our proxy statement under the rules of the SEC.

Any proposals must be sent, in writing, to the Secretary, Constellation Energy Partners LLC, One Allen Center, 500 Dallas Street, Suite 3300, Houston, Texas 77002. Proposals will not be accepted by facsimile.

Nominations for 2009 Annual Meeting and for Any Special Meeting

Pursuant to Section 11.13(b) of our limited liability company agreement, only persons who are nominated in accordance with the following procedures are eligible for election as managers. Nominations of persons for election to our board of managers may be made at an annual meeting of unitholders only (a) by or at the direction of our board of managers or (b) by any unitholder of our company: (i) who is entitled to vote at the meeting or (ii) who was a record holder of a sufficient number of units as of the record date for such meeting to elect one or more members to our board of managers assuming that such holder cast all of the votes it is entitled to cast in such election in favor of a single candidate and such candidate received no other votes from any other holder of units (or, in the case where such holder holds a sufficient number of units to elect more than one manager, such holder votes its units as efficiently as possible for such candidates and such candidates receive no further votes from holders of outstanding units). All nominations, other than those made by or at the direction of our board of managers, must be made pursuant to timely notice in writing to our Secretary. With respect to manager elections held at our annual meetings, our limited liability company agreement provides that to be timely, a unitholder’s notice must be delivered to our Secretary at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. For a nomination of any person for election to our board of managers to be considered at the 2009 annual meeting of unitholders, it must be properly submitted to our Secretary at One Allen Center, 500 Dallas Street, Suite 3300, Houston, Texas 77002, no later than June 25, 2009, but not earlier than May 26, 2009. Our limited liability company agreement also provides that unitholder nominations of persons for election to our board of managers may be made at a special meeting of unitholders at which managers are to be elected pursuant to our notice of meeting provided unitholder notice of the nomination is timely. To be timely, a unitholder’s notice must be delivered to our Secretary not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our Board of Directors to be elected at such meeting.

A unitholder’s notice to our Secretary must set forth (a) as to each person whom the unitholder proposes to nominate for election or reelection as a manager all information relating to such person that is required to be disclosed in solicitations of proxies for election of managers, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a manager if elected; and (b) as to the unitholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such unitholder as they appear on our books and of such beneficial owner, (ii) the class and number of units which are owned beneficially and of record by such unitholder and such beneficial owner, and (iii) whether either such unitholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of units to elect such nominee or nominees.

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Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Managers recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Managers: For Withhold For Withhold For Withhold +

01—Richard H. Bachmann 02—Richard S. Langdon 03—John N. Seitz

For Against Abstain

2. Appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the year ending December 31, 2008.

B Non-Voting Items

Change of Address — Please print new address below. Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

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140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Constellation Energy Partners LLC

The undersigned hereby appoints Stephen R. Brunner and Charles C. Ward, or each of them, with or without the other, proxies, with full power of substitution, to vote all units that the undersigned is entitled to vote at the 2008 Annual Meeting of Unitholders of Constellation Energy Partners LLC to be held on November 3, 2008, and all adjournments and postponements thereof on all matters that may properly come before the annual meeting.

Your common units will be voted as directed on this card. If this card is signed and no direction is given for any item, it will be voted in favor of all items.

Please sign and date this card on the reverse, tear off at the perforation, and mail promptly in the enclosed postage-paid envelope. If you have any comments or a change of address, mark on the reverse side.

(Continued and to be voted on reverse side) SEE REVERSE SIDE